Exhibit 99.1

Verso Corporation Reports First Quarter 2019 Financial Results

MIAMISBURG, Ohio, May 8, 2019 /PRNewswire/ -- Verso Corporation (NYSE: VRS) today reported financial results for the first quarter of 2019.

First Quarter 2019 Highlights:

  Net sales of $639 million, flat compared to first quarter 2018
  Net income of $36 million or $1.03 per diluted share
  Adjusted EBITDA of $69 million, up $28 million versus first quarter 2018

Overview
"Verso had strong first quarter performance despite a very challenging market environment," said Verso Interim Chief Executive Officer Leslie T. Lederer. "While sales were flat, both price and mix were favorable as demand pressures increased across all product categories. An unfortunate result of these demand pressures was the difficult decision to close our paper mill in Luke, Maryland, which will reduce Verso's total coated freesheet production capacity by 450,000 tons," he said. "We remain committed to matching the supply of our products with our customers' demand as we continue our efforts to move more production from graphic papers to specialty and packaging grades and pulp."

Results of Operations – Comparison of Three Months Ended March 31, 2019 to Three Months Ended March 31, 2018

	Three Months Ended March 31,		Three Month
(Dollars in millions)	2018	2019	$ Change
Net sales	$ 639	$ 639	$ -
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	581	549	(32)
Depreciation and amortization	27	28	1
Selling, general and administrative expenses	25	24	(1)
Restructuring charges	1	-	(1)
Other operating (income) expense	-	1	1
Operating income (loss)	5	37	32
Interest expense	11	1	(10)
Other (income) expense	(4)	(1)	3
Income (loss) before income taxes	(2)	37	39
Income tax expense	-	1	1
Net income (loss)	$ (2)	$ 36	$ 38

Comments to Results of Operations - Comparison of Three Months Ended March 31, 2019 to Three Months Ended March 31, 2018

Net sales
Net sales in the first quarter of 2019 were flat compared to the first quarter of 2018 as price and product mix offset declines in sales volume. Total company sales volume was down from 722,000 tons during the first quarter of 2018, to 665,000 tons during the first quarter of 2019, driven by general softening of demand and increased imports for graphic papers, partially offset by an increase in specialty papers and packaging papers sales volume.

Operating income
Operating income in the first quarter of 2019 was $37 million, an increase of $32 million when compared to operating income of $5 million in the first quarter of 2018. This increase in operating income is primarily attributable to:

  Favorable average net selling price and product mix;
  Lower planned major maintenance costs due primarily to timing of outages. Lower planned major maintenance costs were partially offset by decreased sales volume, higher input costs driven by inflation of chemicals, wood fiber and purchased pulp, and higher operating expenses driven primarily by union ratification expense, which included signing bonuses and the settlement of various work arrangement issues associated with the ratification of a new Master Labor Agreement;
  Reduced selling, general and administrative expenses and freight cost.

Interest expense
Interest expense in the first quarter of 2019 decreased $10 million over the same period in 2018. Interest expense in the first quarter of 2018 includes $4 million in non-cash accelerated amortization of debt issuance cost and discount associated with the voluntary principal prepayments and excess cash flow payments on our prior term loan facility. The remaining decrease in interest expense resulted from the reduction in amounts outstanding under the ABL Facility and the payoff of our prior term loan facility on September 10, 2018.

Guidance

2019 Second Quarter

  Net Sales of $620-640 million
  Capital Expenditures of $32-35 million
  Major Maintenance of $21 million
  Cash pension funding of $7-9 million

Expectations for Full Year 2019

  Reinvesting in mills (higher maintenance and capital expenditures expected)
  Cash pension funding to be equal to 2018
  Luke Mill closure cash costs of approximately $25-35 million
  Finished goods at 2018 year end levels

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

EBITDA consists of earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our ongoing performance. We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. We believe that EBITDA and Adjusted EBITDA are non-GAAP operating performance measures commonly used in our industry that provide investors and analysts with measures of ongoing operating results, unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.

Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income (loss), which are determined in accordance with GAAP.

The following table reconciles Net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	Three Months Ended March 31,
(Dollars in millions)	2018	2019
Net income (loss)	$ (2)	$ 36
Income tax expense	-	1
Interest expense	11	1
Depreciation and amortization	27	28
EBITDA	$ 36	$ 66
Adjustments to EBITDA:
Restructuring charges (1)	1	-
Non-cash equity award compensation (2)	1	2
(Gain) loss on sale or disposal of assets	-	1
Strategic initiatives (3)	2	-
Other items, net (4)	1	-
Adjusted EBITDA	$ 41	$ 69

(1)	Charges are primarily associated with the closure of the Wickliffe Mill.
(2)	Amortization of non-cash incentive compensation.
(3)	Professional fees and other charges associated with the prior strategic alternatives initiative.
(4)	For 2018, legal settlement gain associated with prior closed mill and miscellaneous other non-recurring adjustments.

About Verso
Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of specialty and graphic papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include, but are not limited to, our guidance for the second quarter of 2019 and other expectations for 2019, including our expected reduction in coated freesheet production capacity. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including those risks and uncertainties listed under the caption "Risk Factors" in Verso's Form 10-K for the fiscal year ended December 31, 2018 and from time to time in Verso's other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Conference Call
Verso will host a conference call on Wednesday, May 8, 2019 at 9 a.m. (EDT) to discuss first quarter 2019 financial results. Analysts and investors may access the live conference call only by dialing 888-317-6003 (U.S. toll-free), 866-284-3684 (Canada toll-free) or 412-317-6061 (international) and referencing elite entry number 9791708 and Verso Corporation. To register, please dial in 10 minutes before the conference call begins. The news release and first quarter 2019 results will be available on Verso's website at http://investor.versoco.com by navigating to the Financial Information page.

Analysts and investors may also access the live conference call and webcast by clicking on the event link https://www.webcaster4.com/Webcast/Page/1524/30461 or by visiting Verso's website at http://investor.versoco.com and navigating to the Events page. Please go to this link at least one hour before the call and follow the instructions to register, download and install any necessary audio/video software.

A telephonic replay of the call can be accessed at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (international), access code 10131323. The replay will be available starting at 11 a.m. (EDT) Wednesday, May 8, 2019, and will remain available until June 8, 2019. An archive of the conference call and webcast will be available at http://investor.versoco.com starting at 11 a.m. (EDT) Wednesday, May 8, 2019, and will remain available for 120 days.

CONTACT: Investor contact: investor.relations@versoco.com, 937-528-3220; Media contact: Kathi Rowzie, Vice President, Communications and Public Affairs, 937-528-3700, kathi.rowzie@versoco.com